Exhibit 99.1
CROWLEY
PRESS RELEASE

Contact: Mark Miller	Jenifer Kimble
Director, Corporate Communications	Sr. Specialist
Crowley Maritime Corp.	Crowley Maritime Corp.
Tel: (904) 727-4295	Tel: (904) 727-2513
miller@crowley.com	jenifer.kimble@crowley.com
For Immediate Release
Crowley Acquires Alaska Fuel Distribution Businesses
(ANCHORAGE, Alaska; September 7, 2005) Crowley announced today that it has acquired the Alaska based fuel distribution business of Northland Fuel, LLC. The purchase consists of the assets of Yukon Fuel Company, Northland Vessel Leasing and the stock of Service Oil and Gas, Inc. Crowley has also acquired the assets of Yutana Barge Lines, LLC from an affiliated company. The total purchase price was $91.5 million consisting of $52.2 million purchase price and $39.3 for net working capital.
          “This acquisition made sense for a number of reasons,” said Tom Crowley, Jr., Chairman, President and CEO. “These Alaska-based businesses complement each other as well as Crowley’s existing fuel distribution and sales activities in the state. All share our commitment to environmental protection, safety and best practices. We believe that combining assets, personnel and resources will produce greater efficiencies and improve service for the markets and customers we serve.”
          Yukon Fuel and Northland Vessel Leasing are based in Anchorage. The Companies have about 75 employees and operate petroleum storage facilities in 11 communities in rural Alaska. The company distributes and sells petroleum products to a diverse customer base including government entities, the aviation industry, electric utilities, school districts and individual consumers.
          Yutana, which is based in Nenana, has approximately 75 employees and provides marine transportation and freight services throughout the major river systems and coastal areas of western and interior Alaska utilizing a fleet of tugs and barges. Yutana and Yukon Fuel have served Alaska since 1916.
          Service Oil and Gas distributes petroleum products via the highway system between Anchorage, Valdez and Fairbanks. The Glenallen-based company serves its customers, including individual consumers, contractors, government accounts and the aviation and marine industries with a fleet of tank trucks and fuel distribution facilities throughout interior Alaska. Service Oil and Gas has been in business since 1975 and employs about 115 people.

          Crowley has been doing business in Alaska since 1953. The company operates a fleet of tugs and barges and owns marine and petroleum storage terminals at Nome, Kotzebue, Bethel and Captains Bay. Crowley also provides marine and project management services for specialized and general cargo moving to and within Alaska. In Prince William Sound, Crowley tugs provide ship assist, escort and oil spill preparedness services for tanker owners serving the Valdez crude oil trade. On the North Slope, Crowley supports the energy industry with all-terrain and tug and barge transportation services.
          The acquired businesses will be added to Crowley’s newly formed Petroleum Services business segment. Service Oil and Gas will continue to operate under that brand name.
          “We are expecting a seamless transition and our customers will continue to receive support from the same people as in the past,” said Craig Tornga, Vice President, Alaska Fuel Sales and Distribution for Crowley in Anchorage. “The new Crowley team looks forward to providing improved and expanded services throughout coastal and interior Alaska.”
          As a condition of the acquisition, Crowley has agreed to sell some assets to Delta Western, a petroleum distributor based in Seattle. The assets include tugs, barges and fuel storage capacity at Bethel.
          Oakland-based Crowley Maritime Corporation, founded in 1892, is primarily a family and employee-owned company that provides diversified transportation and logistics services in domestic and international markets by means of three operating lines of business: Liner Services; Petroleum Services and Marine Services. Other services provided within these business lines include logistics; contract towing and transportation; ship assist and escort; energy support; salvage and emergency response; vessel management, and petroleum and chemical transportation, distribution and sales. Additional information about Crowley its subsidiaries and business units may be found on the Internet at www.crowley.com.
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Safe Harbor Statement Under the Private Litigation Securities Litigation Reform Act of 1995:
Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words or phrases “can be,” “expects,” “may affect,” “anticipates,” “may depend,” “believes,” “estimates,” “plans,” “projects” and similar words and phrases are intended to identify such forward-looking statements. These forward-looking statements are subject to various known and unknown risks and uncertainties and the Company cautions that any forward-looking information provided by or on behalf of the Company is not a guarantee of future results, performance or achievements. Actual results could differ materially from those anticipated in these forward-looking statements due to a number of factors, some of which are beyond the Company’s control.
In addition to those risks discussed public filings, press releases and statements by the Company’s management, factors that may cause the Company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward looking statements include: (i) changes in worldwide demand for chemicals, petroleum products and other cargo shipped by the Company’s customers; (ii) the cyclical nature of the shipping markets in which the Company’s Liner Services segment operates; (iii) changes in domestic and foreign economic, political, military and market conditions; (iv) the effect of, and the costs of complying with, federal, state and foreign laws and regulations; (v) the impact of recent and future acquisitions and joint ventures by the Company on its business and financial condition; (vi) fluctuations in fuel prices; (vii) the Company’s ongoing need to be timely in replacing or rebuilding certain of its tankers and barges currently used to carry petroleum products; (viii) competition for the Company’s services in the various markets in which it operates; (ix) risks affecting the Company’s ability to operate its vessels or carry out scheduled voyages, such as catastrophic marine disaster, adverse weather and sea conditions, and oil, chemical and other hazardous substance spills; (x) the effect of pending asbestos or other toxic tort related litigation and related investigations and proceedings; (xi) the state of relations between the Company and its unionized work force as well as the effects of possible strikes or other related job actions; (xii) risks associated with the construction of articulated tug-barge units; and (xiii) risks associated with the Company’s foreign operations.
All such forward-looking statements are current only as of the date on which such statements were made. The Company does not undertake any obligation to update publicly any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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